EXHIBIT 16

                          LETTERHEAD OF MANNING ELLIOTT
                              CHARTERED ACCOUNTANTS


Re: Creative Eateries Corporation

     This letter will confirm that we reviewed Item 4.01 of the Company's Form 8-K dated November 21, 2005, captioned "Changes in Registrant's Certifying Accountant " and that we agree with the statements made therein as they relate to Manning Elliott LLP. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Epstein, Weber & Conover, PLC, or the approval of such engagement by the Board of Directors.

     We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.


/s/ "Manning Elliott LLP"
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MANNING ELLIOTT
CHARTERED ACCOUNTANTS

Vancouver, Canada

November 21, 2005